EXHIBIT 5

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

June 24, 2021

Board of Directors
CB Financial Service, Inc.
100 N. Market Street
Carmichaels, Pennsylvania 15320

Re:	CB Financial Services, Inc. - Registration Statement on Form S-8

Members of the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the registration of 500,000 shares of common stock, $0.4167 par value per share (the “Shares”), of CB Financial Services, Inc. (the “Company”) to be issued pursuant to the CB Financial Services, Inc. 2021 Equity Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended.

In rendering the opinion expressed herein, we have reviewed the Amended and Restated Articles of Incorporation and the Bylaws of the Company, the Plan, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as resolutions of the board of directors of the Company and applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinion expressed herein is rendered.  The laws covered by the opinion expressed herein are limited to the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.  By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC